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                                                                    EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                     OF THE

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                      HEALTHCARE FINANCIAL PARTNERS, INC.


        HEALTHCARE FINANCIAL PARTNERS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

              FIRST: That the directors of the Corporation, by written consent, adopted a resolution proposing and declaring advisable an amendment to the Amended and Restated Certificate of Incorporation of the Corporation to increase the number of shares of Common Stock which the Corporation is authorized to issue from 30,000,000 to 60,000,000 shares.

              SECOND: That thereafter, pursuant to resolution of the directors, by majority vote of all outstanding stock entitled to vote thereon at a meeting of stockholders of the Corporation in accordance with Section 222 of the General Corporation Law of the State of Delaware, the stockholders voted in favor of this amendment to the Amended and Restated Certificate of Incorporation.

              THIRD: That the first paragraph of Article IV of the Corporation's Amended and Restated Certificate of Incorporation as amended shall read as follows:


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        "The total number of shares of capital stock which the Corporation is authorized to issue is 70,000,000 divided into two classes as follows:

                      (1) 60,000,000 shares of common stock, $.01 par value per share ("Common Stock"); and

                      (2) 10,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock")."


               FOURTH:This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and attested by its duly authorized officers, this 29th day of May, 1998.

                                    HEALTHCARE FINANCIAL PARTNERS, INC.

                                                   By:  /s/ John K. Delaney
                                                       ------------------------
                                                          John K. Delaney
                                                          Chairman of the Board


ATTESTED BY:


/s/ Steven M. Curwin
-----------------------------
Steven M. Curwin
Secretary




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